Exhibit 4.17

GANNETT CO., INC. 401(K) SAVINGS PLAN

(As Amended and Restated Effective January 1, 2019)

Amendment No. 1

Gannett Co., Inc. (the “Company”) hereby amends the Gannett Co., Inc. 401(k) Savings Plan (as amended and restated effective January 1, 2019) (the “Plan”), as follows:

1.          Effective as of the closing date (the “Merger Date”) under that certain Agreement and Plan of Merger, dated as of August 5, 2019, by and among New Media Investment Group Inc., the Company, Arctic Holdings LLC, and Arctic Acquisition Corp., the preamble of the Plan is amended by adding the following new provision to the end thereof:

On the closing date (the “Merger Date”) under that certain Agreement and Plan of Merger, dated as of August 5, 2019 (the “Merger Agreement”), by and among New Media Investment Group Inc., a Delaware corporation (the “Parent”), the Company, Arctic Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  Pursuant to the terms of the Merger Agreement, each share of common stock of the Company outstanding immediately prior to the effective time of the merger (other than any Company Excluded Shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into (1) the right to receive $6.25 in cash, and (2) .5427 shares of Parent common stock, with cash being paid in lieu of any fractional shares.  On the Merger Date, Parent will be renamed “Gannett Co., Inc.”.  As a consequence of the merger, the Gannett Stock Fund shall continue to be called the Gannett Stock Fund but such fund will hold Parent common stock, not Company common stock.

2.          Effective as of the Merger Date, Section 1.22 shall be amended to replace such Section with the following:

1.22	“Employer Stock” means (1) prior to the Merger Effective Time, the common stock of the Company and (2) from and after the Merger Effective Time, the common stock of Parent.

3.          Effective as of the Merger Date, Section 1.29 shall be amended to replace such Section with the following:

1.29	“Gannett Stock Fund” means the investment fund established by the Trustee to invest in the Employer Stock.

4.          Effective as of the Merger Date, a new Section 1.36A and a new Section 1.36B of the Plan shall be added after current Section 1.36 to provide:

1.36A
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of August 5, 2019, by and among New Media Investment Group Inc., the Company, Arctic Holdings LLC, and Arctic Acquisition Corp.

1.36B	“Merger Effective Time” means the effective time of the merger under the Merger Agreement.

5.          Effective as of the Merger Date, a new Section 1.38A of the Plan shall be added after current Section 1.38 to provide:

1.38A	“Parent” means New Media Investment Group Inc., a Delaware corporation (which will be renamed “Gannett Co., Inc.” following the Merger Effective Time).

6.          Effective as of the Merger Date, a new Section 12.8 of the Plan shall be added after current Section 12.7 to provide:

12.8          As a consequence of the merger under the Merger Agreement, each share of the Company’s common stock outstanding immediately prior to the Merger Effective Time (other than any Company Excluded Shares or Dissenting Shares, as defined in the Merger Agreement) will be converted into (1) the right to receive $6.25 in cash, and (2) .5427 of a Parent common stock share, with cash being paid in lieu of any fractional shares.  Notwithstanding any provision to the contrary, as soon as administratively practicable after the closing of the merger under the Merger Agreement, each Participant’s or Beneficiary’s share of the cash merger consideration received by the Gannett Stock Fund will be reinvested in the Plan’s qualified default investment alternative (i.e., the Participant’s or Beneficiary’s age appropriate life cycle fund).

IN WITNESS WHEREOF, Gannett Co., Inc. has caused this Amendment to be executed by its duly authorized officer as of November ____, 2019.

GANNETT CO., INC.

By:
Name:
Title: